Exhibit 99.1

Argan, Inc. Reports Second Quarter Results

●	Increases Share Repurchase Program to $100 Million
●	Declares Regular Quarterly Dividend of $0.25 Per Share

September 8, 2022 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces financial results for its second quarter ended July 31, 2022. The Company also announces that its Board of Directors approved an increase to the Company’s existing share repurchase program from $75 million to $100 million and declared a regular quarterly cash dividend in the amount of $0.25 per share of common stock, payable October 31, 2022 to stockholders of record at the close of business on October 21, 2022. For additional information, please read the Company’s Quarterly Report on Form 10-Q, which the Company intends to file today with the U.S. Securities and Exchange Commission (the “SEC”). The Quarterly Report can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.arganinc.com.

Summary Information (dollars in thousands, except per share data)

	July 31,
	2022	2021	Change
For the Quarter Ended:
Revenues	$118,110	$133,008	$(14,898)
Gross profit	24,387	27,652	(3,265)
Gross margin %	20.6%	20.8%	(0.2)%
Net income	$4,222	$12,870	$(8,648)
Diluted per share	0.30	0.81	(0.51)
EBITDA	14,888	18,145	(3,257)
Cash dividends per share	0.25	0.25	—

	July 31,	January 31,
As of:	2022	2022	Change
Cash, cash equivalents and short-term investments	$318,987	$440,498	$(121,511)
Net liquidity (1)	236,181	284,257	(48,076)
Share repurchase treasury stock, at cost	73,573	20,405	53,168
RUPO (2)	371,827	397,023	(25,196)

(1)	Net liquidity, or working capital, is defined as total current assets less total current liabilities.
(2)	The amount of remaining unsatisfied performance obligations (“RUPO”) represents the project backlog related to active contracts with customers, as determined under revenue recognition rules.

“We were pleased to announce during the quarter that our Atlantic Projects Company (“APC”) subsidiary entered into engineering and construction services contracts with Ireland’s Electricity Supply Board (“ESB”) for 195 MW power projects in the Dublin area and construction has already commenced,” David Watson, President and Chief Executive Officer of Argan, said. “All of our companies continue to execute well on their projects and our gross profit margins reflect those successful efforts by our teams. The Company’s Board recognizes our ability to execute now and into the future and has authorized an increase in the existing share repurchase program to $100 million to support this belief. All of our teams are working hard to convert business development efforts into active jobs. The timing of our future revenues is largely driven by major new power projects and we currently expect to announce the commencement of one in our third quarter, however, it is important to note that the start of new projects is primarily controlled by project owners. It is worth pointing out the significant fundamentals that remain in our core market of building gas-fired power plants. Plentiful supplies of relatively clean-burning, natural gas are available in the United States. Coal and nuclear plants generally are old and uneconomical, renewables are intermittent and power storage generally remains expensive. Gas-fired power is the primary source of power generation in our country and it provides 24/7 power.”

Consolidated revenues for the quarter ended July 31, 2022 were $118.1 million, which represented a decrease of $14.9 million, or 11.2%, from consolidated revenues of $133.0 million reported for the three months ended July 31, 2021. Consolidated revenues of our power industry services segment decreased by $7.7 million as construction activities associated with the Guernsey Power Station project have passed post-peak levels. The decline in revenues were partially offset by increasing revenues at several APC projects including the Kilroot Power Station and ESB’s FlexGen peaker plants. Even though revenues of our industrial fabrication and field services have increased two quarters in a row, they decreased by $7.1 million between periods as the amounts of field services and pipe and vessel fabrication in the prior year quarter were significant.

For the quarter ended July 31, 2022, we reported a consolidated gross profit of approximately $24.4 million which represented a gross profit percentage of approximately 20.6% of corresponding consolidated revenues. The gross profit percentages of corresponding revenues for the power industry services, industrial services and the telecommunications infrastructure segments were 22.0%, 15.1% and 21.6%, respectively, for the current quarter.

Selling, general and administrative expenses for the three months ended July 31, 2022 and 2021, were $11.0 million and $10.3 million, respectively, representing an increase of $0.7 million between the quarters, or 6.3%.

Due primarily to the unfavorable adjustment in the approximate amount of $6.2 million that was related to the settlement of the research and development credit claims with the Internal Revenue Service, we reported income tax expense in the amount of $9.7 million for the three months ended July 31, 2022. Excluding the effect of this adjustment, our effective tax rate for the three months ended July 31, 2022 was 25.2%.

For three months ended July 31, 2022, net income was $4.2 million, or $0.30 per diluted share. The unfavorable effect of the one-time tax adjustment on diluted net income per share was $0.43. For the three months ended July 31, 2021, we reported net income in the amount of $12.9 million, or $0.81 per diluted share.  EBITDA for the quarter ended July 31, 2022 decreased to $14.9 million from $18.1 million for the prior year quarter. The Company paid its regular quarterly cash dividend of $0.25 per share in July.

For the six months ended July 31, 2022, we reported net income in the amount of $11.7 million, or $0.80 per diluted share, compared to $23.6 million of net income, or $1.48 per diluted share, in the prior year period. EBITDA for the six months ended July 31, 2022 decreased to $25.6 million from $33.8 million for the prior year period.

As of July 31, 2022, cash, cash equivalents and short-term investments totaled $319 million and net liquidity was $236 million; furthermore, the Company had no debt. The $122 million reduction in cash, cash equivalents and short-term investments from January 31, 2022 reflected the expected cash flow cycle of two significant projects, the payment of dividends and the repurchase of shares.  During the three months ended July 31, 2022, the Company repurchased 701,713 shares of common stock at a cost of $26 million.   Since last November, the Company has repurchased 1,940,344 shares of common stock, or approximately 12% of its outstanding shares, at a cost of approximately $74 million under the now $100 million share repurchase program authorization. The Company’s consolidated amount of RUPO was approximately $372 million as of July 31, 2022.

About Argan

Argan’s primary business is providing a full range of services to the power industry, including the renewable energy sector. Argan’s service offerings focus on the engineering, procurement and construction of natural gas-fired power plants and renewable energy facilities, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company, and SMC Infrastructure Solutions, which provides telecommunications infrastructure services.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Reference is hereby made to the cautionary statements made by the Company with respect to risk factors set forth in its most recent reports on Form 10-K, Forms 10-Q and other SEC filings. The Company’s future financial performance is subject to risks and uncertainties including, but not limited to, the successful addition of new contracts to project backlog, the receipt of corresponding notices to proceed with contract activities, and the Company’s ability to successfully complete the projects that it obtains. The Company has several signed EPC contracts that have not started and may not start as forecasted due to market and other circumstances beyond its control. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to the risk factors highlighted above and described regularly in the Company’s SEC filings.

Company Contact:
David Watson
301.315.0027

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2022	2021	2022	2021
REVENUES	$118,110	$133,008	$218,387	$259,349
Cost of revenues	93,723	105,356	174,262	207,983
GROSS PROFIT	24,387	27,652	44,125	51,366
Selling, general and administrative expenses	10,984	10,331	21,559	20,223
INCOME FROM OPERATIONS	13,403	17,321	22,566	31,143
Other income (expense), net	505	(260)	1,100	452
INCOME BEFORE INCOME TAXES	13,908	17,061	23,666	31,595
Income tax expense	(9,686)	(4,191)	(11,959)	(7,959)
NET INCOME	4,222	12,870	11,707	23,636
Foreign currency translation adjustments	(687)	(139)	(1,951)	(257)
COMPREHENSIVE INCOME	$3,535	$12,731	$9,756	$23,379

NET INCOME PER SHARE
Basic	$0.30	$0.82	$0.81	$1.50
Diluted	$0.30	$0.81	$0.80	$1.48

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic	14,134	15,769	14,516	15,748
Diluted	14,247	15,982	14,616	15,978

CASH DIVIDENDS PER SHARE	$0.25	$0.25	$0.50	$0.50

ARGAN, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	July 31,	January 31,
	2022	2022
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$143,344	$350,472
Short-term investments	175,643	90,026
Accounts receivable, net	24,888	26,978
Contract assets	8,678	4,904
Other current assets	25,640	34,904
TOTAL CURRENT ASSETS	378,193	507,284
Property, plant and equipment, net	9,507	10,460
Goodwill	28,033	28,033
Other purchased intangible assets, net	2,941	3,322
Right-of-use, deferred tax and other assets	4,396	4,486
TOTAL ASSETS	$423,070	$553,585

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$38,180	$41,822
Accrued expenses	39,816	53,315
Contract liabilities	64,016	127,890
TOTAL CURRENT LIABILITIES	142,012	223,027
Noncurrent liabilities	4,022	4,963
TOTAL LIABILITIES	146,034	227,990

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.10 per share – 500,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $0.15 per share – 30,000,000 shares authorized; 15,827,772 and 15,788,673 shares issued at July 31, 2022 and January 31, 2022, respectively; 13,884,195 and 15,257,688 shares outstanding at July 31, 2022 and January 31, 2022, respectively	2,374	2,368
Additional paid-in capital	160,229	158,190
Retained earnings	193,205	188,690
Less treasury stock, at cost – 1,943,577 and 530,985 shares at July 31, 2022 and January 31, 2022, respectively	(73,573)	(20,405)
Accumulated other comprehensive loss	(4,402)	(2,451)
TOTAL STOCKHOLDERS’ EQUITY	277,833	326,392
Non-controlling interest	(797)	(797)
TOTAL EQUITY	277,036	325,595
TOTAL LIABILITIES AND EQUITY	$423,070	$553,585

ARGAN, INC. AND SUBSIDIARIES

Reconciliation to EBITDA

(In thousands)(Unaudited)

	Three Months Ended
	July 31,
	2022	2021
Net income, as reported	$4,222	$12,870
Income tax expense	9,686	4,191
Depreciation	747	859
Amortization of purchased intangible assets	233	225
EBITDA	14,888	18,145

	Six Months Ended
	July 31,
	2022	2021
Net income, as reported	$11,707	$23,636
Income tax expense	11,959	7,959
Depreciation	1,556	1,741
Amortization of purchased intangible assets	399	453
EBITDA	25,621	33,789